Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG to Redeem its Series A Preferred Stock, Represented by Depositary Shares

NEW YORK – January 31, 2024 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all outstanding shares of its Series A 5.85% Non-Cumulative Perpetual Preferred Stock (CUSIP 026874 750 / ISIN US0268747500) (the “Series A Preferred Stock”) and all the corresponding Depositary Shares (CUSIP 026874 768 / ISIN US0268747682) (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Series A Preferred Stock, on March 15, 2024 (the “Redemption Date”). The redemption price per share of Series A Preferred Stock will be $25,000 (equivalent to $25.00 per Depositary Share) (the “Redemption Price”). The Redemption Price does not include an amount equal to any dividends per share that have been declared but not paid prior to the Redemption Date and that will be payable on the Redemption Date to holders of record on the record date for such dividend payment. As of January 31, 2024, 20,000 shares of Series A Preferred Stock and 20,000,000 Depositary Shares were outstanding.

This press release does not constitute a notice of redemption of the Series A Preferred Stock or the corresponding Depositary Shares. Holders of the Depositary Shares should refer to the notice of redemption delivered to the registered holders of the Depositary Shares by Equiniti Trust Company, as Depositary, with respect to the Depositary Shares.

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Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc.

Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.